Exhibit 99.1
eHealth, Inc. Announces Fourth Quarter and Fiscal 2016 Results

Fourth Quarter 2016 Overview

•	Revenue for fourth quarter of 2016 was $43.8 million, a decrease of 13% compared to $50.1 million for the fourth quarter of 2015.

•	Net loss for fourth quarter of 2016 was $16.7 million compared to $12.1 million for the fourth quarter of 2015.

•	Adjusted EBITDA for the fourth quarter of 2016 was $(13.9) million compared to $(9.5) million for the fourth quarter of 2015.

•	Cash used in operations for the fourth quarter of 2016 was $4.7 million compared to cash provided by operations of $1.2 million for the fourth quarter of 2015.

MOUNTAIN VIEW, Calif. — February 24, 2017 — eHealth, Inc. (NASDAQ: EHTH), the nation’s first and largest private health insurance exchange, announced today its financial results for the fourth quarter ended December 31, 2016.

Scott Flanders, chief executive officer of eHealth stated, "2016 was a dynamic year for the company.  eHealth has undergone a broad change in the leadership team and an extensive strategic review of the business. The result is a newly focused strategy with a core emphasis on growth and execution, diversification of revenue streams and enhancement of member profitability.”

Continued Flanders, “2017 will be a year of transition for eHealth.  Our investments are aimed at driving meaningful expansion in Medicare and Small Business membership to build a strong foundation of recurring commission revenues.  We are also investing to make our sales and enrollment processes in these areas more efficient which over time should further enhance lifetime profitability of our members. We do expect to report a significant EBITDA loss this year as reflected in our 2017 guidance.  However, the $62 million in cash on our balance sheet provides ability to make these investments and position the company to return to profitable growth. We currently plan to return to break-even in 2018, generate low double digit margins in 2019 and 20%+ margins in 2020 and thereafter - all on Adjusted EBITDA basis."

Reportable Segments

During the fourth quarter of 2016, we began evaluating our business performance and managing our operations as two distinct reporting segments - Medicare and Individual, Family and Small Business.
The Medicare segment consists primarily of amounts earned from our sale of Medicare-related health insurance plans, including Medicare Advantage, Medicare Supplement and Medicare Part D prescription drug plans, and to a lesser extent, ancillary products sold to our Medicare-eligible customers, including but not limited to, dental, vision, life, short term disability and long term disability insurance, our advertising program that allows Medicare-related carriers to purchase advertising on a separate website developed, hosted and maintained by us and our delivery and sale to third parties of Medicare-related health insurance leads generated by our ecommerce platforms and our marketing activities.
The Individual, Family and Small Business segment consists primarily of amounts earned from our sale of individual and family and small business health insurance plans and ancillary products sold to our non-Medicare-eligible customers, including but not limited to, dental, vision, life, short term disability and long term disability insurance. To a lesser extent, the Individual, Family and Small Business segment consists of amounts earned from our online sponsorship program that allows carriers to purchase advertising space in specific markets in a sponsorship area on our website, our licensing to third parties the use of our health insurance ecommerce technology and our delivery and sale to third parties of individual and family health insurance leads generated by our ecommerce platforms and our marketing activities.
Marketing and Advertising, Customer Care and Enrollment, Technology and Content and General and Administrative operating expenses that are directly attributable to a segment are reported within the applicable segment. Other indirect Marketing and Advertising, Customer Care and Enrollment and Technology and Content operating expenses are allocated to each segment based on usage. Other indirect General and Administrative operating expenses are managed in a corporate shared services environment and, since they are not the responsibility of segment operating management, are not allocated to the reportable segments and instead reported within Corporate.

GAAP — Fourth Quarter 2016 Results

Revenue — Revenue for the fourth quarter of 2016 totaled $43.8 million, a 13% decrease compared to $50.1 million for the fourth quarter of 2015. Commission revenue for the fourth quarter of 2016 totaled $36.9 million, a 10% decrease compared to $41.1 million for the fourth quarter of 2015. Other revenue for the fourth quarter of 2016 was $6.9 million, a 24% decrease compared to $9.0 million for the fourth quarter of 2015.

Revenue from our Medicare segment was $19.7 million for the fourth quarter of 2016, a 6% increase compared to $18.6 million in the fourth quarter of 2015. Revenue from our Individual, Family and Small Business segment was $24.0 million for the fourth quarter of 2016, a 24% decrease compared to $31.5 million for the fourth quarter of 2015.

Loss from Operations — Loss from operations for the fourth quarter of 2016 was $16.8 million compared to $12.4 million for the fourth quarter of 2015. Operating margin was (38)% for the fourth quarter of 2016 compared to (25)% for the fourth quarter of 2015.

Pre-tax Loss — Pre-tax loss for the fourth quarter of 2016 was $16.7 million compared to $12.3 million for the fourth quarter of 2015.

Provision (Benefit) for Income Taxes — Provision for income taxes for the fourth quarter of 2016 was $18,000 compared to a benefit of $0.2 million for the fourth quarter of 2015.

Net Loss — Net loss for the fourth quarter of 2016 was $16.7 million, or $0.91 loss per share, compared to a loss of $12.1 million, or $0.67 loss per share, for the fourth quarter of 2015.

Segment Profit (Loss) — Loss from our Medicare segment was $22.0 million for the fourth quarter of 2016, a 43% increase compared to a loss of $15.4 million for the fourth quarter of 2015. Profit from our Individual, Family and Small Business segment was $14.2 million for the fourth quarter of 2016, a 17% increase compared to a profit of $12.1 million for the fourth quarter of 2015. Segment profit (loss) is calculated as revenue for the applicable segment less Marketing and Advertising, Customer Care and Enrollment, Technology and Content and General and Administrative operating expenses, excluding stock-based compensation, depreciation and amortization expense and amortization of intangible assets, that are directly attributable to the applicable segment and other indirect Marketing and Advertising, Customer Care and Enrollment and Technology and Content operating expenses, excluding stock-based compensation, depreciation and amortization expense and amortization of intangible assets, allocated to the applicable segment based on usage.

Non-GAAP — Fourth Quarter 2016 Results

Non-GAAP Loss from Operations & Non-GAAP Net Loss — Non-GAAP operating loss for the fourth quarter of 2016 was $14.6 million compared to $10.6 million for the fourth quarter of 2015. Non-GAAP operating margin for the fourth quarter of 2016 was (33)% compared to (21)% for the fourth quarter of 2015. Non-GAAP net loss for the fourth quarter of 2016 was $14.5 million, or $0.79 loss per share, compared to $10.2 million, or $0.56 loss per share, for the fourth quarter of 2015.

Non-GAAP net loss and non-GAAP net loss per share for the fourth quarter of 2016 exclude $1.9 million of stock-based compensation expense and $0.3 million of amortization of intangible assets. Non-GAAP net loss and non-GAAP net loss per share for the fourth quarter of 2015 exclude $1.6 million of stock-based compensation expense and $0.3 million of amortization of intangible assets.

Adjusted EBITDA — Adjusted EBITDA for the fourth quarter of 2016 was $(13.9) million compared to $(9.5) million for the fourth quarter of 2015. Adjusted EBITDA is calculated by adding stock-based compensation, depreciation and amortization expense, amortization of intangible assets, restructuring charge (benefit), other income (expense) and provision (benefit) for income taxes to GAAP net income (loss).

Membership & Submitted Applications

Membership — Total estimated membership as of December 31, 2016 was 1,015,200 members, an 11% decrease compared to 1,144,500 we reported as of December 31, 2015. Estimated Medicare membership as of December 31, 2016 was 304,900, a 33% increase compared to 228,900 we reported as of December 31, 2015. Estimated individual and family plan membership as of December 31, 2016 was 360,600 members, a 28% decrease compared to 503,300 we reported as of December 31, 2015.

Submitted Applications — Submitted applications for Medicare Advantage products increased 6% in the fourth quarter of 2016 to 56,000 applications compared to 52,600 applications in the fourth quarter of 2015. Submitted applications for all Medicare products, which includes Medicare Advantage, Medicare Supplement and Prescription Drug Plans, increased 15% in the fourth quarter of 2016 to 85,300 applications compared to 74,300 applications in the fourth quarter of 2015. Submitted applications for individual and family plan products decreased 61% in the fourth quarter of 2016 to 45,100 applications covering 66,900 individuals compared to 114,600 applications covering 164,600 individuals in the fourth quarter of 2015.

Cash — Fourth Quarter 2016

Cash Flows — Net cash used in operating activities was $4.7 million for the fourth quarter of 2016 compared to net cash provided by operating activities of $1.2 million for the fourth quarter of 2015.

GAAP — Full Year Results

Revenue — Revenue for the year ended December 31, 2016 totaled $187.0 million, a 1% decrease compared to $189.5 million for the year ended December 31, 2015. Commission revenue for the year ended December 31, 2016 totaled $170.9 million, relatively flat compared to $171.3 million for the year ended December 31, 2015. Other revenue for the year ended December 31, 2016 was $16.1 million, a 12% decrease compared to $18.3 million for the year ended December 31, 2015.

Revenue from our Medicare segment was $80.3 million for the year ended December 31, 2016, a 27% increase compared to $63.2 million for the year ended December 31, 2015. Revenue from our Individual, Family and Small Business segment was $106.7 million for the year ended December 31, 2016, a 16% decrease compared to $126.4 million for the year ended December 31, 2015.

Loss from Operations — Loss from operations for the year ended December 31, 2016 was $5.9 million compared to $5.7 million for the year ended December 31, 2015. Operating margin was (3)% for the years ended December 31, 2016 and 2015.

Pre-tax Loss — Pre-tax loss for the year ended December 31, 2016 was $5.8 million compared to $5.6 million for the year ended December 31, 2015.

Benefit for Income Taxes — Benefit for income taxes was $0.9 million and $0.8 million for the years ended December 31, 2016 and 2015, respectively. The benefit for income taxes for the years ended December 31, 2015 and 2016 was a result of the partial release of unrecognized tax benefits, partially offset by a provision for income taxes related to alternative minimum tax and a foreign tax rate differential.

Net Loss — Net loss for the year ended December 31, 2016 was $4.9 million, or $0.27 per share, compared to net loss of $4.8 million, or $0.26 per share, for the year ended December 31, 2015.

Segment Profit (Loss) —Loss from our Medicare segment was $33.1 million for the year ended December 31, 2016, a 42% increase compared to a loss of $23.3 million for the year ended December 31, 2015. Profit from our Individual, Family and Small Business segment was $67.9 million for the year ended December 31, 2016, a 14% increase compared to profit of $59.5 million from the Individual, Family and Small Business for the year ended December 31, 2015. Segment profit (loss) is calculated as revenue for the applicable segment less Marketing and Advertising, Customer Care and Enrollment, Technology and Content and General and Administrative operating expenses, excluding stock-based compensation, depreciation and amortization expense and amortization of intangible assets, that are directly attributable to the applicable segment and other indirect Marketing and Advertising, Customer Care and Enrollment and Technology and Content operating expenses, excluding stock-based compensation, depreciation and amortization expense and amortization of intangible assets, allocated to the applicable segment based on usage.

Non-GAAP — Full Year

Non-GAAP Income from Operations & Non-GAAP Net Income — Non-GAAP operating income for the year ended December 31, 2016 was $2.2 million compared to $6.9 million for the year ended December 31, 2015. Non-GAAP operating margin for the year ended December 31, 2016 was 1% compared to 4% for the year ended December 31, 2015. Non-GAAP net income for the year ended December 31, 2016 was $3.1 million, or $0.17 per diluted share, compared to $7.8 million, or $0.43 per diluted share, for the year ended December 31, 2015.

Non-GAAP net income and non-GAAP net income per diluted share in the year ended December 31, 2016 exclude $7.3 million of stock-based compensation expense and $1.0 million of amortization of intangible assets and includes a restructuring benefit of $0.3 million. Non-GAAP net income and non-GAAP net income per diluted share in the year ended December 31, 2015 exclude $6.9 million of stock-based compensation expense, $4.5 million of restructuring charges and $1.2 million of amortization of intangible assets.

Adjusted EBITDA — Adjusted EBITDA for the year ended December 31, 2016 was $5.7 million compared to $11.1 million for the year ended December 31, 2015. Adjusted EBITDA is calculated by adding stock-based compensation, depreciation and amortization expense, amortization of intangible assets, restructuring charge (benefit), other (income) expense, net, and provision (benefit) for income taxes to GAAP net income (loss).

Cash — Full Year

Cash Flows —Net cash provided by operating activities was $4.1 million for the year ended December 31, 2016 compared to $13.7 million for the year ended December 31, 2015.

Cash Balance — Cash and cash equivalents as of December 31, 2016 totaled $61.8 million compared to $62.7 million as of December 31, 2015. The decrease in cash and cash equivalents reflects $4.1 million provided by operating activities, $3.7 million used to purchase property and equipment and other assets, and $1.3 million used to net-share settle equity awards.

2017 Guidance
eHealth's guidance for the full year ending December 31, 2017 is based on information available as of February 24, 2017. These expectations are forward-looking statements and eHealth assumes no obligation to update these statements. Results may be materially different and are affected by the risk factors and uncertainties identified in this release and in eHealth’s annual and quarterly filings with the Securities and Exchange Commission.

•
Total revenue is expected to be in the range of $165 million to $175 million. Revenue from the Medicare segment is expected to be in the range of $91.5 million to $96.5 million. Revenue from the Individual, Family and Small Business segment is expected to be in the range of $73.5 million to $78.5 million.

•	Adjusted EBITDA(a) is expected to be in the range of $(14.1) million to $(16.1) million.

•
Medicare segment loss(b) is expected to be in the range of $(16.9) million to $(17.9) million. Individual, Family and Small Business segment profit(c) is expected to be in the range of $29.0 million to $30.0 million. Corporate(d) shared service expenses, excluding stock-based compensation and depreciation and amortization expense, is expected to be approximately $27.2 million.

•	Non-GAAP net loss per share (d) is expected to be in the range of $(1.49) to $(1.59) per share.

(a) Adjusted EBITDA is calculated by adding stock-based compensation, depreciation and amortization expense, amortization of intangible assets, restructuring charge (benefit), other income (expense) and provision (benefit) for income taxes to GAAP net income (loss).

(b) Segment profit (loss) is calculated as revenue for the applicable segment less Marketing and Advertising, Customer Care and Enrollment, Technology and Content and General and Administrative operating expenses, excluding stock-based compensation, depreciation and amortization expense and amortization of intangible assets, that are directly attributable to the applicable segment and other indirect Marketing and Advertising, Customer Care and Enrollment and Technology and Content operating expenses, excluding stock-based compensation, depreciation and amortization expense and amortization of intangible assets, allocated to the applicable segment based on usage.

(c) Corporate consists of other indirect General and Administrative operating expenses, excluding stock-based compensation and depreciation and amortization expense, which are managed in a corporate shared services environment and, since they are not the responsibility of segment operating management, are not allocated to the reportable segments.

(d) Non-GAAP net loss per share is calculated by excluding stock-based compensation expense, intangible asset amortization expense, restructuring (charge) benefit and the estimated tax benefit relating to these expenses to GAAP net income (loss).

Webcast and Conference Call Information
A Webcast and conference call will be held today, Friday, February 24, 2017 at 8:00 a.m. Eastern / 5:00 a.m. Pacific Time.  The Webcast will be available live on the Investor Relations section on eHealth’s website at http://ir.ehealthinsurance.com. Individuals interested in listening to the conference call may do so by dialing 877 930.8066 for domestic callers and 253 336.8042 for international callers. The participant passcode is 66659054. A telephone replay will be available two hours following the conclusion of the call for a period of seven days and can be accessed by dialing 855 859.2056 for domestic callers and 404 537.3406 for international callers. The call ID for the replay is 66659054. The live and archived webcast of the call will also be available on eHealth's website at http://www.ehealthinsurance.com under the Investor Relations section.

About eHealth, Inc.
eHealth, Inc. (NASDAQ: EHTH) operates eHealth.com, the nation's first and largest private health insurance exchange where individuals, families and small businesses can compare health insurance products from leading insurers side by side and purchase and enroll in coverage online. eHealth offers thousands of individual, family and small business health plans underwritten by many of the nation's leading health insurance companies. eHealth (through its subsidiaries) is licensed to sell health insurance in all 50 states and the District of Columbia. eHealth also offers educational resources and powerful online and pharmacy-based tools to help Medicare beneficiaries navigate Medicare health insurance options, choose the right plan and enroll in select plans online through PlanPrescriber.com (www.PlanPrescriber.com), eHealthMedicare.com (www.eHealthMedicare.com) and Medicare.com (www.Medicare.com).

For more health insurance news and information, visit the eHealth consumer blog: Get Smart - Get Covered or visit eHealth's Consumer Resource Center.

Forward-Looking Statements

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statement regarding our strategy and core emphasis, meaningful expansion in Medicare and Small Business membership, investments in sales and enrollment processes, lifetime profitability of our members, margins on an adjusted EBITDA basis in 2018, 2019, 2020 and thereafter, future events and our guidance for the full year ending December 31, 2017, including our guidance for total revenue, revenue from the Medicare segment, revenue from the Individual, Family and Small Business segment, Adjusted EBITDA, profit (loss) from the Medicare segment, profit (loss) from the Individual, Family and Small Business segment, Corporate shared service expense and Non-GAAP net loss per share. These forward-looking statements are inherently subject to various risks and uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the impact of healthcare reform; our ability to retain existing members and enroll a large number of new members during the annual healthcare reform open enrollment period and Medicare annual enrollment period; the impact of annual enrollment period for the purchase of individual and family health insurance and its timing on our recognition of revenue; our ability to sell qualified health insurance plans to subsidy-eligible individuals and to enroll subsidy eligible individuals through government-run health insurance exchanges; decreased conversion rates for health insurance exchange enrollments as a result of the federal exchange changes to enrollment; competition, including competition from government-run health insurance exchanges; seasonality of our business and the fluctuation of our operating results; our ability to retain existing members and limit member turnover; changes in consumer behaviors and their selection of individual and family health insurance products, including the selection of products for which we receive lower commissions; a reduction of product offerings among carriers and the resulting impact on our commission revenue; carriers exiting the market of selling individual and family health insurance and the resulting impact on our supply and commission revenue; our ability to execute on our growth strategy in the Medicare and small business health insurance markets; the impact of increased health insurance costs on demand; our ability to timely receive and accurately predict the amount of commission payments from health insurance carriers; timing of commission payments from health insurance carriers; medical loss ratio requirements; delays in our receipt of items required to recognize Medicare revenue; changes in member conversion rates; our ability to accurately estimate membership; our relationships with health insurance carriers; customer concentration and consolidation of the health insurance industry; our success in marketing and selling health insurance plans and our unit cost of acquisition; our ability to hire, train and retain licensed health insurance agents and other employees; the need for health insurance carrier and regulatory approvals in connection with the marketing of Medicare-related insurance products; costs of acquiring new members; scalability of the Medicare business; lack of membership growth and retention rates; consumers satisfaction of our service; changes in competitive landscape; our ability to attract and to convert online visitors into paying members; changes in products offered on our ecommerce platform; changes and reductions in commission rates; maintaining and enhancing our brand identity; our ability to derive desired benefits from investments in our business, including membership growth initiatives; dependence on acceptance of the Internet as a marketplace for the purchase and sale of health insurance; reliance on marketing partners; timing of receipt and accuracy of commission reports; payment practices of health insurance carriers; dependence on our operations in China; changes in laws and regulations, including in connection with healthcare reform and/or with respect to the marketing and sale of Medicare plans; compliance with insurance and other laws and regulations; exposure to security risks; and the performance, reliability and availability of our ecommerce platform and underlying network infrastructure.  Other factors that could cause operating, financial and other results to differ are described in eHealth’s most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed with the Securities and Exchange Commission and available on the investor relations page of eHealth’s website at http://www.ehealthinsurance.com and on the Securities and Exchange Commission’s website at www.sec.gov. eHealth does not undertake any obligation to update any forward-looking statement to conform the statement to actual results or changes in expectations.

Non-GAAP Financial Information
This press release includes financial measures that are not in accordance with generally accepted accounting principles in the United States (GAAP). To supplement eHealth’s condensed consolidated financial statements presented in accordance with GAAP, eHealth presents investors with certain non-GAAP financial measures, including non-GAAP operating income (loss); non-GAAP operating margins; adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA); non-GAAP net income (loss) and non-GAAP net income (loss) per diluted share.

•	Non-GAAP operating income (loss) consists of GAAP operating income (loss) excluding the following items:

•	the effects of expensing stock-based compensation related to stock options and restricted stock units in accordance with FASB ASC Topic 718,

•	amortization of intangible assets, and

•	restructuring charge (benefit).

•	Non-GAAP operating margins are calculated by dividing non-GAAP operating income (loss) by GAAP total revenue.

•
Adjusted EBITDA is calculated by adding stock-based compensation, depreciation and amortization expense, amortization of intangible assets, restructuring charge (benefit), other income (expense) and provision (benefit) for income taxes to GAAP net income (loss).

eHealth believes that the presentation of these non-GAAP financial measures provide important supplemental information to management and investors regarding financial and business trends relating to eHealth’s financial condition and results of operations. Management believes that the use of these non-GAAP financial measures provides consistency and comparability with eHealth’s past financial reports. Management also believes that the items described above provides an additional measure of eHealth’s operating results and facilitates comparisons of eHealth’s core operating performance against prior periods and business model objectives. This information is provided to investors in order to facilitate additional analyses of past, present and future operating performance and as a supplemental means to evaluate eHealth’s ongoing operations. eHealth believes that these non-GAAP financial measures are useful to investors in their assessment of eHealth’s operating performance.

Non-GAAP operating income (loss), non-GAAP operating margins, Adjusted EBITDA, non-GAAP net income (loss) and non-GAAP net income (loss) per diluted share are not calculated in accordance with GAAP, and should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Non-GAAP financial measures used in this press release have limitations in that they do not reflect all of the revenue and costs associated with the operations of eHealth’s business and do not reflect income tax as determined in accordance with GAAP. As a result, you should not consider these measures in isolation or as a substitute for analysis of eHealth’s results as reported under GAAP. eHealth expects to continue to incur the stock-based compensation costs and purchased intangible asset amortization costs described above, and exclusion of these costs, and their related income tax benefits, from non-GAAP financial measures should not be construed as an inference that these costs are unusual or infrequent. eHealth compensates for these limitations by prominently disclosing GAAP operating income (loss), GAAP operating margins, GAAP net income (loss) and GAAP net income (loss) per diluted share and providing investors with reconciliations from eHealth’s GAAP operating results to the non-GAAP financial measures for the relevant periods.

The accompanying tables provide more details on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures described above and the related reconciliations between these financial measures.

Investor Relations Contact:
Kate Sidorovich, CFA
Vice President Investor Relations
440 East Middlefield Road
Mountain View, CA 94043
(650) 210-3111
kate.sidorovich@ehealth.com
http://ir.ehealthinsurance.com

(Tables to Follow)
# # #

EHEALTH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	December 31, 2015	December 31, 2016
	(1)
Assets
Current assets:
Cash and cash equivalents	$62,710	$61,781
Accounts receivable	9,647	9,213
Prepaid expenses and other current assets	5,185	5,148
Total current assets	77,542	76,142
Property and equipment, net	7,364	5,608
Other assets	4,697	4,473
Intangible assets, net	9,620	8,580
Goodwill	14,096	14,096
Total assets	$113,319	$108,899
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,012	$5,112
Accrued compensation and benefits	14,386	10,920
Accrued marketing expenses	10,698	7,158
Deferred revenue	392	959
Other current liabilities	3,448	3,775
Total current liabilities	31,936	27,924
Non-current liabilities	4,962	3,374
Stockholders’ equity:
Common stock	29	29
Additional paid-in capital	266,699	272,778
Treasury stock, at cost	(199,998)	(199,998)
Retained earnings	9,498	4,616
Accumulated other comprehensive income	193	176
Total stockholders’ equity	76,421	77,601
Total liabilities and stockholders’ equity	$113,319	$108,899

(1)	The condensed consolidated balance sheet at December 31, 2015 has been derived from the audited consolidated financial statements at that date.

EHEALTH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2016	2015	2016
Revenue
Commission	$41,100	36,873	$171,257	$170,850
Other	9,035	6,887	18,284	16,110
Total revenue	50,135	43,760	189,541	186,960
Operating costs and expenses:
Cost of revenue	651	429	4,178	3,176
Marketing and advertising (1)	31,486	28,189	75,571	72,213
Customer care and enrollment (1)	13,559	16,061	42,540	47,930
Technology and content (1)	8,951	7,696	36,351	32,749
General and administrative (1)	7,620	7,938	30,858	36,004
Restructuring charge (benefit) (1)	—	—	4,541	(297)
Amortization of intangible assets	260	260	1,153	1,040
Total operating costs and expenses	62,527	60,573	195,192	192,815
Loss from operations	(12,392)	(16,813)	(5,651)	(5,855)
Other income (expense), net	95	127	45	102
Loss before provision (benefit) for income taxes	(12,297)	(16,686)	(5,606)	(5,753)
Provision (benefit) for income taxes	(231)	18	(843)	(871)
Net loss	$(12,066)	$(16,704)	$(4,763)	$(4,882)

Net loss per share:
Basic	$(0.67)	$(0.91)	$(0.26)	$(0.27)
Diluted	$(0.67)	$(0.91)	$(0.26)	$(0.27)

Weighted-average number of shares used in per share amounts:
Basic	18,124	18,345	18,008	18,272
Diluted	18,124	18,345	18,008	18,272

(1) Includes stock-based compensation as follows:
Marketing and advertising	$452	$246	$1,950	$1,237
Customer care and enrollment	111	137	477	497
Technology and content	420	544	1,728	1,836
General and administrative	585	983	2,734	3,696
Restructuring charge	—	—	113	—
Total	$1,568	$1,910	$7,002	$7,266

EHEALTH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2016	2015	2016
Operating activities
Net loss	$(12,066)	$(16,704)	$(4,763)	$(4,882)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,026	790	4,148	3,539
Amortization of internally-developed software	178	277	627	936
Amortization of book-of-business consideration	8	41	2,006	1,649
Amortization of intangible assets	260	260	1,153	1,040
Stock-based compensation expense	1,568	1,910	7,002	7,266
Other non-cash items	85	(27)	207	(119)
Changes in operating assets and liabilities:
Accounts receivable	(815)	(1,600)	(1,447)	434
Prepaid expenses and other assets	2,134	750	997	(486)
Accounts payable	943	2,683	(2,949)	2,227
Accrued compensation and benefits	3,143	1,890	6,180	(3,466)
Accrued marketing expenses	9,402	5,502	1,991	(3,540)
Deferred revenue	(3,292)	(457)	(642)	567
Accrued restructuring charge	(56)	—	433	(433)
Other liabilities	(1,294)	(13)	(1,247)	(649)
Net cash provided by (used in) operating activities	1,224	(4,698)	13,696	4,083

Investing activities
Purchases of property and equipment and other assets	(661)	(563)	(2,996)	(3,726)
Net cash used in investing activities	(661)	(563)	(2,996)	(3,726)

Financing activities
Net proceeds from exercise of common stock options	246	2	1,572	62
Cash used to net-share settle equity awards	(98)	(204)	(922)	(1,248)
Principal payments in connection with capital leases	(16)	(19)	(73)	(83)
Net cash provided by (used in) financing activities	132	(221)	577	(1,269)

Effect of exchange rate changes on cash and cash equivalents	(1)	(5)	18	(17)

Net increase (decrease) in cash and cash equivalents	694	(5,487)	11,295	(929)
Cash and cash equivalents at beginning of period	62,016	67,268	51,415	62,710
Cash and cash equivalents at end of period	$62,710	$61,781	$62,710	$61,781

EHEALTH, INC.
SEGMENT INFORMATION
(In thousands, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2016	2015	2016
Revenue
Medicare (1)	$18,607	$19,728	$63,163	$80,269
Individual, Family and Small Business (2)	31,528	24,032	126,378	106,691
Total revenue	$50,135	$43,760	$189,541	$186,960

Segment profit (loss)
Medicare segment loss (3)	$(15,420)	$(22,005)	$(23,284)	$(33,141)
Individual, Family and Small Business segment profit (3)	12,133	14,215	59,499	67,905
Total segment profit (loss)	(3,287)	(7,790)	36,215	34,764
Corporate (4)	(6,251)	(6,063)	(25,135)	(29,071)
Stock-based compensation expense	(1,568)	(1,910)	(6,889)	(7,266)
Depreciation and amortization	(1,026)	(790)	(4,148)	(3,539)
Restructuring (charge) benefit	—	—	(4,541)	297
Amortization of intangible assets	(260)	(260)	(1,153)	(1,040)
Other income (expense), net	95	127	45	102
Loss before provision (benefit) for income taxes	$(12,297)	$(16,686)	$(5,606)	$(5,753)

Note:
During the fourth quarter of 2016, we began evaluating our business performance and managing our operations as two distinct reporting segments - Medicare and Individual, Family and Small Business.

(1)
The Medicare segment consists primarily of amounts earned from our sale of Medicare-related health insurance plans, including Medicare Advantage, Medicare Supplement and Medicare Part D prescription drug plans, and to a lesser extent, ancillary products sold to our Medicare-eligible customers, including but not limited to, dental, vision, life, short term disability and long term disability insurance, our advertising program that allows Medicare-related carriers to purchase advertising on a separate website developed, hosted and maintained by us and our delivery and sale to third parties of Medicare-related health insurance leads generated by our ecommerce platforms and our marketing activities.

(2)
The Individual, Family and Small Business segment consists primarily of amounts earned from our sale of individual and family and small business health insurance plans and ancillary products sold to our non-Medicare-eligible customers, including but not limited to, dental, vision, life, short term disability and long term disability insurance. To a lesser extent, the Individual, Family and Small Business segment consists of amounts earned from our online sponsorship program that allows carriers to purchase advertising space in specific markets in a sponsorship area on our website, our licensing to third parties the use of our health insurance ecommerce technology and our delivery and sale to third parties of individual and family health insurance leads generated by our ecommerce platforms and our marketing activities.

(3)
Segment profit (loss) is calculated as revenue for the applicable segment less Marketing and Advertising, Customer Care and Enrollment, Technology and Content and General and Administrative operating expenses, excluding stock-based compensation, depreciation and amortization expense and amortization of intangible assets, that are directly attributable to the applicable segment and other indirect Marketing and Advertising, Customer Care and Enrollment and Technology and Content operating expenses, excluding stock-based compensation, depreciation and amortization expense and amortization of intangible assets, allocated to the applicable segment based on usage.

(4)
Corporate consists of other indirect General and Administrative operating expenses, excluding stock-based compensation, depreciation, amortization expense and restructuring change (benefit), which are managed in a corporate shared services environment and, since they are not the responsibility of segment operating management, are not allocated to the reportable segments.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2015	2016	Percentage Change	2015	2016	Percentage Change

Submitted applications:
Medicare products (1)	74,300	85,300	15%	132,300	173,000	31%
IFP products (2)	114,600	45,100	(61)%	301,000	138,100	(54)%
Other products (3)	107,900	62,100	(42)%	346,000	276,500	(20)%
Total submitted applications (4)	296,800	192,500	(35)%	779,300	587,600	(25)%

Medicare Advantage submitted applications (5)	52,600	56,000	6%	96,200	121,100	26%

	As of December 31,
	2015	2016	Percentage Change
Estimated membership:
Medicare products (6)	228,900	304,900	33%
IFP products (7)	503,300	360,600	(28)%
Other products (8)	412,300	349,700	(15)%
Total estimated membership (9)	1,144,500	1,015,200	(11)%

Notes:

(1)
Medicare-related health insurance applications submitted on our website or through our customer care center during the period, including Medicare Advantage, Medicare Part D prescription drug and Medicare Supplement plans. Applications are counted as submitted when the applicant completes the application and either clicks the submit button on our website or provides verbal authorization to submit the application. The applicant may have additional actions to take before the application will be reviewed by the insurance carrier, such as providing additional information. In addition, an applicant may submit more than one application.

(2)
Major medical Individual and Family plan ("IFP") health insurance applications submitted on our website during the period. Applications are counted as submitted when the applicant completes the application, clicks the submit button on our website and submits the application to us. The applicant may have additional actions to take before the application will be reviewed by the insurance carrier, such as providing additional information. In addition, an applicant may submit more than one application. We define our IFP offerings as major medical individual and family health insurance plans, which does not include Medicare-related, small business or ancillary plans (primarily consisting of short-term, dental, life, vision, and accident insurance plans).

(3)
Applications for health insurance plans other than Medicare and IFP submitted on our website during the period. Applications for ancillary plans are counted as submitted when the applicant completes the application, clicks the submit button on our website and submits the application to us. Applications for small business plans are counted as submitted when the applicant completes the application, the employees complete their applications, the applicant submits the application to us and we submit the application to the carrier. The applicant may have additional actions to take before the application will be reviewed by the insurance carrier, such as providing additional information. In addition, an applicant may submit more than one application.

(4)
Applications for all health insurance plans submitted on our website or through our customer care center during the period. See notes (1), (2) and (3) above for more information as to what constitutes a submitted application.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS (Continued)
(Unaudited)

(5)
Medicare Advantage plan health insurance applications submitted on our website or through our customer care center during the period. Applications are counted as submitted when the applicant completes the application and either clicks the submit button on our website or provides verbal authorization to submit the application. The applicant may have additional actions to take before the application will be reviewed by the insurance carrier, such as providing additional information. In addition, an applicant may submit more than one application. Medicare Advantage submitted applications are included in Medicare submitted applications - See Note1 above for more detail.

(6)
Estimated number of members active on Medicare-related health insurance as of the date indicated. See the note below for additional information regarding our calculation of Medicare estimated membership.

(7)	Estimated number of members active on IFP health insurance plans as of the date indicated. See the note below for additional information regarding our calculation of IFP estimated membership.
(8)
Estimated number of members active on insurance plans other than Medicare-related health insurance and IFP health insurance plans as of the date indicated. See the note below for additional information regarding our calculation of other estimated membership.

(9)	Estimated number of members active on all insurance plans as of the date indicated. See the note below for additional information regarding our calculation of total estimated membership.

Note:
Health insurance carriers bill and collect insurance premiums paid by our members. Health insurance carriers do not report to us the number of members that we have as of a given date. The majority of our members who terminate their policies do so by discontinuing their premium payments to the carrier and do not inform us of the cancellation. Also, some of members pay their premiums less frequently than monthly. Given the number of months required to observe non-payment of commissions in order to confirm cancellations, we estimate the number of members who are active on insurance policies as of a specified date. We estimate the number of continuing members on all policies as of a specific date as follows:

•	For Medicare-related health insurance plans, we take the number of members for whom we have received or applied a commission payment during the month of estimation.

•
For IFP health insurance plans, we take the sum of (i) the number of IFP members for whom we have received or applied a commission payment for a month that is up to six months prior to the date of estimation after reducing that number using historical experience for assumed member cancellations over the period being estimated; and (ii) the number of approved members over that period (after reducing that number by the percentage of members who do not accept their approved policy from the same month of the previous year for estimated member cancellations through the date of the estimate). To the extent we determine we have received substantially all of the commission payments related to a given month during the period being estimated, we will take the number of members for whom we have received or applied a commission payment during the month of estimation.

•
For ancillary health insurance plans (such as short-term, dental, vision, accident and student), we take the sum of (i) the number of members for whom we have received or applied a commission payment for a month that is up to three months prior to the date of estimation (after reducing that number using historical experience for assumed member cancellations over the period being estimated); and (ii) the number of approved members over that period (after reducing that number using historical experience for an assumed number of members who do not accept their approved policy from same month of the previous year and for estimated member cancellations through the date of the estimate). To the extent we determine we have received substantially all of the commission payments related to a given month during the period being estimated, we will take the number of members for whom we have received or applied a commission payment during the month of estimation. The one to three-month period varies by insurance product and is largely dependent upon the timeliness of commission payment and related reporting from the related carriers. For small business health insurance plans, we estimate the number of members using the number of initial members at the time the group is approved, and we update this number for changes in membership if such changes are reported to us by the group or carrier in the period it is reported. However, groups generally notify the carrier directly of policy cancellations and increases or decreases in group size without informing us. Health insurance carriers often do not communicate policy cancellation information or group size changes to us. We often are made aware of policy cancellations and group size changes at the time of annual renewal and update our membership statistics accordingly in the period they are reported.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS (Continued)
(Unaudited)

A member who purchases and is active on multiple standalone insurance plans will be counted as a member more than once. For example, a member who is active on both an individual and family health insurance plan and a standalone dental plan will be counted as two continuing members.

After we have estimated membership for a period, we may receive information from health insurance carriers that would have impacted the estimate if we had received the information prior to the date of estimation. We may receive commission payments or other information that indicates that a member who was not included in our estimates for a prior period was in fact an active member at that time, or that a member who was included in our estimates was in fact not an active member of ours. For instance, we reconcile information carriers provide to us and may determine that we were not historically paid commissions owed to us, which would cause us to have underestimated membership. Conversely, carriers may require us to return commission payments paid in a prior period due to policy cancellations for members we previously estimated as being active. We do not update our estimated membership numbers reported in previous periods. Instead, we reflect updated information regarding our historical membership in the membership estimate for the current period. As a result of the delay in our receipt of information from insurance carriers, actual trends in our membership are most discernible over periods longer than from one quarter to the next. In addition, and as a result of the delay we experience in receiving information about our membership, it is difficult for us to determine with any certainty the impact of current conditions on our membership retention. Health care reform and its impacts as well as other factors could cause the assumptions and estimates that we make in connection with estimating our membership to be inaccurate, which would cause our membership estimates to be inaccurate.

EHEALTH, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share amounts, unaudited)

	Three Months Ended December 31,
	2015		2016
	Amount	Percent of Total Revenue	Amount	Percent of Total Revenue
GAAP marketing and advertising expense	$31,486	63%	$28,189	64%
Stock-based compensation expense (1)	(452)	(1)%	(246)	(1)%
Non-GAAP marketing and advertising expense	$31,034	62%	$27,943	64%

GAAP customer care and enrollment expense	$13,559	27%	$16,061	37%
Stock-based compensation expense (1)	(111)	—%	(137)	—%
Non-GAAP customer care and enrollment expense	$13,448	27%	$15,924	36%

GAAP technology and content expense	$8,951	18%	$7,696	18%
Stock-based compensation expense (1)	(420)	(1)%	(544)	(1)%
Non-GAAP technology and content expense	$8,531	17%	$7,152	16%

GAAP general and administrative expense	$7,620	15%	7,938	18%
Stock-based compensation expense (1)	(585)	(1)%	(983)	(2)%
Non-GAAP general and administrative expense	$7,035	14%	$6,955	16%

GAAP loss from operations	$(12,392)	(25)%	(16,813)	(38)%
Stock-based compensation expense (1)	1,568	3%	1,910	4%
Amortization of intangible assets (2)	260	1%	260	1%
Non-GAAP loss from operations	$(10,564)	(21)%	$(14,643)	(33)%

Explanation of adjustments

(1)	Non-GAAP loss from operations and non-GAAP expenses exclude the effect of expensing stock-based compensation related to stock options and restricted stock units in accordance with FASB ASC Topic 718.
(2)	Non-GAAP loss from operations excludes amortization of intangible assets.

EHEALTH, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share amounts, unaudited)

	Year Ended December 31,
	2015		2016
	Amount	Percent of Total Revenue	Amount	Percent of Total Revenue
GAAP marketing and advertising expense	$75,571	40%	$72,213	39%
Stock-based compensation expense (1)	(1,950)	(1)%	(1,237)	(1)%
Non-GAAP marketing and advertising expense	$73,621	39%	$70,976	38%

GAAP customer care and enrollment expense	$42,540	22%	$47,930	26%
Stock-based compensation expense (1)	(477)	—%	(497)	—%
Non-GAAP customer care and enrollment expense	$42,063	22%	$47,433	25%

GAAP technology and content expense	$36,351	19%	$32,749	18%
Stock-based compensation expense (1)	(1,728)	(1)%	(1,836)	(1)%
Non-GAAP technology and content expense	$34,623	18%	$30,913	17%

GAAP general and administrative expense	$30,858	16%	36,004	19%
Stock-based compensation expense (1)	(2,734)	(1)%	(3,696)	(2)%
Non-GAAP general and administrative expense	$28,124	15%	$32,308	17%

GAAP loss from operations	$(5,651)	(3)%	(5,855)	(3)%
Stock-based compensation expense (1)	6,889	4%	7,266	4%
Restructuring charge (benefit) (2)	4,541	2%	(297)	—%
Amortization of intangible assets (3)	1,153	1%	1,040	1%
Non-GAAP income from operations	$6,932	4%	$2,154	1%

Explanation of adjustments

(1)
Non-GAAP income from operations and non-GAAP expenses exclude the effect of expensing stock-based compensation related to stock options and restricted stock units in accordance with FASB ASC Topic 718.

(2)	Non-GAAP income from operations excludes restructuring charge (benefit).
(3)	Non-GAAP income from operations excludes amortization of intangible assets.

EHEALTH, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share amounts, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2016	2015	2016
GAAP net loss	$(12,066)	$(16,704)	$(4,763)	$(4,882)
Stock-based compensation expense (1)	1,568	1,910	6,889	7,266
Restructuring charge (benefit) (3)	—	—	4,541	(297)
Amortization of intangible assets (4)	260	260	1,153	1,040
Non-GAAP net income (loss)	$(10,238)	$(14,534)	$7,820	$3,127

GAAP net loss per share	$(0.67)	$(0.91)	$(0.26)	$(0.27)
Stock-based compensation expense (1)	0.10	0.10	0.38	0.40
Restructuring charge (benefit) (3)	—	—	0.25	(0.02)
Amortization of intangible assets (4)	0.01	0.01	0.06	0.06
Non-GAAP net income (loss) per share	$(0.56)	$(0.79)	$0.43	$0.17

GAAP net loss	$(12,066)	$(16,704)	$(4,763)	$(4,882)
Stock-based compensation expense (1)	1,568	1,910	6,889	7,266
Depreciation and amortization (2)	1,026	790	4,148	3,539
Restructuring charge (benefit) (3)	—	—	4,541	(297)
Amortization of intangible assets (4)	260	260	1,153	1,040
Other income (expense), net (5)	(95)	(127)	(45)	(102)
Provision (benefit) for income taxes (6)	(231)	18	(843)	(871)
Adjusted EBITDA	$(9,538)	$(13,853)	$11,080	$5,693

Explanation of adjustments

(1)
Non-GAAP net income (loss), Non-GAAP income (loss) per share and Adjusted EBITDA exclude the effect of expensing stock-based compensation related to stock options and restricted stock units in accordance with FASB ASC Topic 718.

(2)	Adjusted EBITDA excludes depreciation and amortization.
(3)	Non-GAAP net income (loss), Non-GAAP income (loss) per share and Adjusted EBITDA exclude restructuring charge (benefit).
(4)	Non-GAAP net income (loss), Non-GAAP income (loss) per share and Adjusted EBITDA exclude amortization of intangible assets.
(5)	Adjusted EBITDA excludes other income (expense), net.
(6)	Adjusted EBITDA excludes provision (benefit) for income taxes.